Zones Announces Financial Results for the Quarter and Year Ended December 31, 2005

AUBURN, WA -- 02/02/2006 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Fourth quarter net sales grew 25.2% to $159.8 million over $127.6 million in the fourth quarter of 2004
--  Annual net sales grew 14.3% to $566.6 million over $495.6 million in
    2004
--  Online unassisted sales increase to 25.5% of sales in the fourth quarter
--  Fourth quarter 2005 earnings increased 50.9% to $0.14 per diluted share compared to diluted earnings of $0.09 in 2004
--  2005 earnings increased 31.3% to $0.42 per diluted share compared to earnings of $0.32 per diluted share in 2004
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three- and twelve-month periods ended December 31, 2005.

Total fourth quarter 2005 net sales grew 25.2% to $159.8 million compared to $127.6 million in the fourth quarter of 2004. Direct online orders increased to $40.7 million, an increase of 55.0% over the same period of 2004, and represented 25.5% of total fourth quarter 2005 net sales. The Company's fourth quarter net income was $2.0 million, or $0.14 per diluted share, compared with a net income of $1.3 million, or $0.09 per diluted share, for the same quarter a year ago.

Net sales for the year ended December 31, 2005 increased 14.3% to $566.6 million from $495.6 million for the prior year. For the year ended December 31, 2005, net earnings improved to $6.1 million, or $0.42 per diluted share. This compares to $4.7 million, or $0.32 per diluted share, for the corresponding period a year ago.

Firoz Lalji, President and CEO, remarked on today's announcement, "The Company's 2005 financial results mark our 4th consecutive year of earnings growth. Our 25.2% sales growth in this quarter was due, in part, to $17.3 million in sales to a major customer. The drivers behind our consistent financial improvements remain our superior customer service and enhanced team member development supported by our continuous operational and process improvements. In 2006 we will aggressively invest in new facilities, technologies, processes and account executives."

Operating Highlights

Outbound sales grew 33.9% to $155.1 million in the fourth quarter of 2005 compared to $115.8 million in the same period of 2004. The Company's fourth quarter 2005 outbound sales represented 97.1% of total net sales compared to 90.8% of total net sales in the same period of the prior year.

Gross profit margins were 10.4% in the fourth quarter of 2005, which is a decrease from 11.6% in the fourth quarter of 2004, but represents a sequential increase from 9.6% in the third quarter of 2005. The 4th quarter year-over-year decrease in the gross profit percentage reflects the continuation of the competitive cost concession to a major customer in support of a significant purchase which commenced in the third quarter and culminated in the 4th quarter.

We expect gross profit margins as a percent of sales to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 7.1% in the fourth quarter of 2005. This represents a decrease from 8.5% in the corresponding period of the 2004, but represents a sequential increase from 6.6% in the third quarter of 2005. The sequential increase is primarily due to increases in the Company's salaries and benefits.

Asset Management

The Company's balance sheet remained strong and ended the year with a cash balance of $3.2 million. Consolidated working capital was $33.4 million at December 31, 2005 compared to $27.0 million at December 31, 2004.

Net inventory increased to $19.7 million at December 31, 2005 from $17.4 million at December 31, 2004. The increase is due to on hand customer specific inventory as well as inventory supported by binding purchase orders. Trade accounts receivable increased to $70.9 million at December 31, 2005 from $55.6 million at December 31, 2004. The increase is primarily due to growth in the Company's open account net sales.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small- to medium-sized business market, enterprise and public sector accounts, while supporting their legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the fourth quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Friday, February 3, 2006 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.

                               ZONES, INC.
                       CONSOLIDATED BALANCE SHEETS
                             (in thousands)
                               (Unaudited)

                                              December 31,   December 31,
                                                   2005           2004
                                              ------------   ------------
ASSETS
Current assets
  Cash and cash equivalents                   $      3,195   $      6,457
  Receivables, net of allowance for doubtful
   accounts of $2,557 and $2,666                    66,027         53,903
  Vendor Receivables                                17,041         10,035
  Inventories, net                                  19,736         17,405
  Prepaids                                             912            958
  Deferred tax asset                                 1,346          1,525
                                              ------------   ------------

     Total current assets                          108,257         90,283

Property and equipment, net                          3,820          3,951
Goodwill                                             5,098          5,098
Deferred tax asset                                       -          2,640
Other assets                                           179            172
                                              ------------   ------------

     Total assets                             $    117,354   $    102,144
                                              ============   ============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $     45,359   $     34,250
  Inventory Financing                                8,469         14,306
  Accrued liabilities and other                      8,621          7,331
  Line of credit                                    10,700          6,100
  Income taxes payable                                 448              -
  Notes payable to former shareholders of CPCS       1,272          1,272
                                              ------------   ------------

     Total current liabilities                      74,869         63,259

Note payable                                            21             35
Notes payable to former shareholders of CPCS,
 net of current portion                                  -          1,272
Deferred income tax                                     35              -
Deferred rent obligation                             1,112          1,027
                                              ------------   ------------

     Total liabilities                              76,037         65,593
                                              ------------   ------------

Commitments and contingencies

Shareholders' equity:
  Common stock                                      37,503         38,788
  Retained earnings (deficit)                        3,814         (2,237)
                                              ------------   ------------

     Total shareholders' equity                     41,317         36,551
                                              ------------   ------------

     Total liabilities & shareholders' equity $    117,354   $    102,144
                                              ============   ============

                                ZONES, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                             For the three months    For the twelve months
                              ended December 31,      ended December 31,
                               2005        2004        2005        2004
                            ----------  ----------  ----------  ----------

Net sales                   $  159,834  $  127,620  $  566,553  $  495,563
Cost of sales                  143,189     112,792     505,997     438,426
                            ----------  ----------  ----------  ----------

 Gross profit                   16,645      14,828      60,556      57,137
Selling, general and
 administrative expenses        11,373      10,871      43,618      42,284
Advertising expense              1,871       1,864       6,618       7,082
                            ----------  ----------  ----------  ----------

 Income from operations          3,401       2,093      10,320       7,771
                            ----------  ----------  ----------  ----------

Other expense:                     200          98         503         314

Income before income taxes       3,201       1,995       9,817       7,457
Provision for income taxes       1,227         687       3,766       2,805
                            ----------  ----------  ----------  ----------

 Net income                 $    1,974  $    1,308  $    6,051  $    4,652
                            ==========  ==========  ==========  ==========

  Basic earnings per share  $     0.15  $     0.10  $     0.45  $     0.34
  Shares used in
   computation of basic
   earnings per share           13,309      13,415      13,382      13,549
                            ==========  ==========  ==========  ==========

  Diluted earnings per
   share                    $     0.14  $     0.09  $     0.42  $     0.32
  Shares used in
   computation of diluted
   earnings per share           14,543      14,526      14,527      14,469
                            ==========  ==========  ==========  ==========

                               Operating Highlights
                                Supplemental Data

                            Three months ended       Twelve months ended

                        ------------------------  ------------------------
                          12-31-05     12-31-04     12-31-05     12-31-04
                        -----------  -----------  -----------  -----------
  Operating Data
    Number of orders        103,613      105,328      398,437      421,836
    Average order size        1,591        1,242        1,455        1,195
    Direct online net
     sales               40,731,000   26,282,000  103,600,000   65,289,000
    Sales force, end of
     period                                               250          281

  Average Productivity (annualized)
    Per Account
     Executive            2,557,000    1,817,000    2,266,000    1,764,000
    Per Employee          1,108,000      879,000      982,000      853,000

  Product Mix (% of sales)
    Notebook & PDA's           15.7%        13.4%        15.3%        14.7%
    Desktops & Servers         19.8%        25.1%        20.1%        21.3%
    Software                   14.0%        14.1%        15.9%        16.8%
    Storage                     9.8%         9.1%         9.1%         8.7%
    NetComm                     4.7%         4.0%         4.2%         4.4%
    Printers                   10.1%        10.2%        11.3%         9.6%
    Monitors & Video           10.2%        10.1%         9.6%        10.3%
    Memory & Processors         6.0%         5.2%         5.4%         5.0%
    Accessories & Other         9.7%         8.8%         9.1%         9.2%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000